SUB-ITEM 77-Q1:  EXHIBITS

AMENDMENT #10
TO THE BY-LAWS
OF
FEDERATED INCOME SECURITIES TRUST
Effective September 21, 2004
Insert the following into Article II, Power and
 Duties of Trustees and Officers and renumber
Section 11 as Section 12:
Section 11.  Chief Compliance Officer.
The Chief Compliance Officer shall be
responsible for administering the Trust's policies and procedures approved by the Board under Rule 38a-1 of the Investment
Company Act of 1940, as amended.
Notwithstanding any other provision of these By-Laws, the designation, removal and compensation of Chief Compliance Officer are subject to Rule 38a-1 under
the Investment Company Act of 1940, as amended.